Exhibit 99.1

Contact:
Shelley Boxer, V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media: Eric Boyriven/Jeannine Dowling
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. DECLARES
REGULAR QUARTERLY DIVIDEND AND SPECIAL DIVIDEND

Melville, NY, October 21, 2010 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, announced that its Board of Directors has declared a regular quarterly cash dividend of $0.22 per share, and a special cash dividend of $1.00 per share.  Both dividends are payable on November 16, 2010 to shareholders of record at the close of business on November 2, 2010.

Chuck Boehlke, Chief Financial Officer, commented, “Strong cash flow generation and an excellent liquidity position have always been a hallmark of MSC’s financial performance.  We ended fiscal 2010 with $121.2 million in cash and generated $149.9 million in cash from operations over the course of the year.  The strength and consistency of our cash flows allow us to return value to our shareholders while still providing the funding necessary to fully execute our growth strategy.”

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 320,000 customers.  In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time.  MSC reaches its customers through a combination of approximately 22 million direct-mail catalogs, 96 branch sales offices, 973 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

MSC INDUSTRIAL DIRECT CO., INC. DECLARES REGULAR QUARTERLY DIVIDEND AND SPECIAL DIVIDEND	Page 2

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Information concerning risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

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